Exhibit 99.1  JOINT FILER INFORMATION

NAME:  Frost Gamma Investments Trust
ADDRESS: 4400 Biscayne Blvd
   Miami, FL 33137

Designated Filer:  Phillip Frost, M.D.

Issuer and Ticker Symbol: Tiger Media, Inc. [IDI]

Date of Event Requiring Statement: 03/20/2015

FROST GAMMA INVESTMENTS TRUST

by: /s/ Phillip Frost, M.D., as Trustee
  Phillip Frost, M.D., as Trustee